                                                                                            Exhibit 99.1

Media Contact:	Investor Contact:
Alice Ferreira, 203-610-1521	Terry Mangan, 203-578-2318
acferreira@websterbank.com	tmangan@websterbank.com

FOR IMMEDIATE RELEASE

Webster Financial Corporation Announces CEO Succession

Chairman and Chief Executive Officer James C. Smith to Retire from Webster and Become Non-Executive Chairman

President John R. Ciulla to Become Third CEO in Webster's 82-Year History

WATERBURY, Conn., September, 19, 2017 — Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A. and its HSA Bank division, announced today that James C. Smith, Chairman and Chief Executive Officer (CEO), following a distinguished career with Webster spanning more than four decades, will retire from Webster and transition to non-executive chairman. John R. Ciulla, President, will become the company's CEO and a member of the holding company's Board of Directors. Ciulla will succeed Smith, who has served as Webster's CEO since 1987, and will be the third CEO in Webster's 82-year history. These changes, effective January 1, 2018, reflect the culmination of a multi-year leadership succession planning process.

"It has been an honor to lead Webster and work with our community-minded, values-guided bankers as we've built Webster into the leading regional bank we are today," said Smith. "Over the past 10 years in particular, we've undertaken a transformation to position Webster for continued growth as a high-performing regional bank. We have successfully developed and implemented our strategic management framework, which invests capital and resources to support strategies that create value for our customers and shareholders."

"John has contributed greatly to our successful transformation based on his consistently high performance, strategic acumen and strong leadership skills," said Smith.  "The Board and I are proud to select an internal candidate who understands well our business segments and who is a reliable steward of Webster's culture, which is centered on its values of responsibility, respectfulness, trustworthiness, citizenship and teamwork. We are confident that John is the ideal leader to advance Webster's mission of helping individuals, families and businesses achieve their financial goals."

"On behalf of the Board, I would like to thank Jim for his inspirational leadership, unrivaled integrity and extraordinary accomplishments during the past 30 years as CEO," said John J. Crawford, lead independent director of the Webster Board of Directors. "John is the natural choice to succeed Jim. He has been a key member of our executive management team for more than a decade, and his extensive experience with, and knowledge of, our businesses and the industry have prepared him to successfully lead and grow Webster. The Board looks forward to working with Jim, John and the leadership team to ensure a seamless transition to the benefit of all Webster stakeholders."

Ciulla joined Webster in 2004 as senior vice president for Middle Market Banking and has served in a variety of management positions with increasing responsibility, including as chief credit risk officer from 2008 to 2010. He was promoted to executive vice president and head of Middle Market Banking in 2011, and became head of Commercial Banking in 2014. Ciulla was appointed president of Webster in 2015, and is currently responsible for the management of most of the company's business units and support functions. Ciulla is also the president of the bank's holding company and a member of the Webster Bank, N.A. Board of Directors.

Said Ciulla,"I have had the privilege of working closely with Jim over the past 14 years and appreciate and value his principled leadership and extraordinary contributions to Webster. I have benefitted from his counsel throughout my career at Webster, and especially from our close working relationship these past few years. As Webster's incoming CEO, I look forward to working with our strong executive management team and leveraging my experience to ensure the great heritage and legacy of Webster continue to be the foundation to advance our strategic priorities."

About Webster
Webster Financial Corporation is the holding company for Webster Bank, National Association. With $26.2 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust, and investment services through 167 banking centers and 343 ATMs. Webster also provides mobile and Internet banking. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and HSA Bank, a division of Webster Bank, which provides health savings account trustee and administrative services. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.